Exhibit 99.1

JRSIS HEALTH CARE CORPORATION Appoints ALBERT WONG & CO. as its New Independent Registered Public Accounting Firm

January 08, 2015 – JRSIS HEALTH CARE CORPORATION. (“JHCC” or the “Company”), a full service medical facility, JHCC is serving patients on a municipal and county level and providing both Western and Chinese medical practices to the citizens of Harbin, announced today the appointment of ALBERT WONG & CO. as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014. ALBERT WONG & CO. replaces DeJoya Griffith, LLC, who resignation was accepted by the Company’s Board of Directors on December 18, 2014. DeJoya Griffith, LLC’s report on JHCC’s financial statements for the two most recent fiscal years did not contain any adverse opinion or disclaimer of opinion except for a “going concern” explanatory paragraph included in their February 26, 2014 report on the Company’s financial statements as of December 31, 2013 and 2012, and there have been no disagreements between the Company and DeJoya Griffith, LLC on any matter regarding accounting principles or practices, financial statement disclosure or auditing scope or procedure during the Company’s prior to fiscal years and the subsequent interim period through the date of DeJoya Griffith, LLC’s resignation.

“We look forward to a long-term relationship and the strong experience the ALBERT WONG & CO. team brings to JHCC,” said Xuewei Zhang, JHCC’s Chief Financial Officer and director. “We believe the engagement of ALBERT WONG & CO. is consistent with our goal of maintaining quality professional services, while simultaneously achieving cost efficiencies and building shareholder value. We thank DeJoya Griffith, LLC for their many years of service to JHCC.”

About JRSIS HEALTH CARE CORPORATION.

JHCC is a publicly held company registered in Florida and 100% holds JHCL, which is a privately held limited liability company registered in BVI. Through its wholly owned subsidiary, Runteng, a Hong Kong registered Limited Liability Company; it holds 70% ownership over Jiarun hospital. A company duly incorporated, organized and validly existing under the laws of China (“Jiarun”). We provide full scale medical services based in Heilongjiang Province, People’s Republic of China. As the parent company, JHCC rely on Jiarun to conduct One Hundred Percent (100%) of our businesses and operations.

For more information on JRSIS Health Care Corporation please visit the JHCC's web site: www.jhcc.cn

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward- looking statements reflect management's current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the Company’s business plans and the successful execution of the Company's business strategy. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Factors that could cause future results to materially differ from the recent results or those projected in forward- looking statements include the “Risk Factors” described in the Company's Registration Statement on Form S1, as amended, filed with the Securities and Exchange Commission on March 06, 2014, and the Company’s Quarterly Report on Form 10Q filed with the Securities and Exchange Commission on December 12, 2014, and other factors identified from time to time in the Company's periodic filings with the Securities and Exchange Commission.

CONTACT:	JHCC

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